Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-96985,  333-116716, 333-120581, 333-128425, 333-129075 and 333-137383) and on Form S-8 (Nos.333-27655,  333-49178, 333-68906,  333-75658 and 333-127416) of Iconix Brand Group, Inc. of our report dated March 20, 2006, except for Note 19 which is as of September 27, 2006, relating to the consolidated financial statements and our reports dated March 20, 2006 relating to the financial statement schedule, and the effectiveness of Iconix Brand Group, Inc.’s internal control over financial reporting, which appear in this Form 10-K/A.

/s/ BDO Seidman, LLP

New York, New York
September 27, 2006